ENERGYX

EnergyX develops next generation battery technology and direct lithium extraction technology to help enable the global transition to renewable energy. We are Powering the Future of the energy storage market projected to reach $546 billion by 2035.


ENERGYX
POWERING THE FUTURE

Invest

$102.90 minimum investment

Deadline January 10, 2021
in a month

Share Price
$4.90

Total Raised
$0

Valuation
$54,114,620

4(a)(6) offering provided by Netcapital Funding Portal, Inc. and 506(c) offering provided by Livingston Securities, Inc. Security transfer functionality provided by Netcapital Systems LLC.

INTRODUCTION



Teague Egan
Founder & CEO of EnergyX

"Lithium demand is already high and is growing year on year. Over the next 10-20 years, lithium will be the most important natural resource in the world. As our society transitions to a fully sustainable future, EnergyX will tackle the hardest problems for the production of lithium and many aspects of energy storage.

DEAL HIGHLIGHTS

Check out some of EnergyX's highlights!

- Founder Teague Egan has been compared to Elon Musk (founder of Tesla) by the BBC.
- World class team and international partners with over 100+ years of experience in materials for energy and water technologies.
- EnergyX already has agreements with 4 of the top 10 lithium producers in the world and an energy major (customers). Our technology improves lithium recovery rates from 30% to 90%.
- The annual battery market is $112 billion and is expected to reach $546 billion by 2035.
- Governments of countries around the world are imposing strict policies on fossil fuels such as oil, gas, and coal, and moving to renewable technologies that require lithium batteries.
- If we achieve our vision, we believe EnergyX has the potential to become one of the most valuable and transformative technologies of all time.



Robert Morgan
Former CEO of GE Energy Storage

"

EnergyX is shaping the future of renewable energy, and I'm honored to be an advisor and shareholder.

EXECUTIVE TEAM & ADVISORS

The team is one of the most important factors when considering an investment. This incredible team combines an entrepreneur (Teague Egan, CEO), with a seasoned expert in renewables and water processing (Bob Wowk, CFO), a very serious expert in mining technology (Dr. Amit Patwardhan, VP of Tech), and a world-renowned professor and scientist (Dr. Benny Freeman) who is also personally invested in the company.



Teague Egan
Founder & CEO

Teague Egan is a serial entrepreneur who has built a highly experienced team of scientists, engineers, and renewable energy experts. Egan invested in Tesla in 2013 at $7 per share and made a small fortune, which he has used to start and fund the majority of EnergyX to date. He is the leading investor and shareholder in the company.



Bob Wowk
CFO

Bob Wowk is responsible for all economic modelling, operations, and partnerships at EnergyX. His career includes 30+ years in the industrial gas and renewable energy sectors in the USA, Singapore, Canada, Munich, Dubai and South Africa. He has supported the business development and financing of projects valued at over $10 billion in a variety of industries and global locations. Wowk received his MBA from Wharton Business School at the University of Pennsylvania.



Dr. Amit Patwardhan
VP of Technology

Dr. Amit Patwardhan heads all technology development at EnergyX including both the LiTAS™ program and the solid state battery program. Prior to joining EnergyX, Dr. Patwardhan held senior leadership roles at Rio Tinto, a global Fortune 500 company with over $40 billion in revenue, in their Industrial Minerals business group and corporate technology group. He received his BS degree in Chemical Engineering as well as his MS, PhD and MBA degrees.



Dr. Benny Freeman
EnergyX Science Advisory Board, Chairman

Most of the EnergyX lithium membrane extraction technology to-date has come from Dr. Freeman's lab and his group's research. A professor of Chemical Engineering at The University of Texas at Austin, Dr. Freeman has been a faculty member for 29 years, and is described in 433 publications and 27 patents / patent applications. He is currently the director of Materials for Water and Energy Solutions (M-WET), a US Department of Energy-funded research center.



Bob Galyen

Advisor

Bob Galyen, an energy storage technology executive, was the founding CTO of CATL (Contemporary Amperex Technology Limited), the world's largest battery manufacturer. With 38 years of experience in battery technology, Gaylen specializes in clean technology, lithium ion battery systems used in electric vehicles, and high efficiency storage systems. He currently serves as the Chairman of SAE International Battery Standards Steering Committee.

KEY PARTNERSHIP



Dr. John B. Goodenough has been awarded the National Medal of Science by President Obama

EnergyX partnered with Dr. John Goodenough, the Nobel Prize winning scientist who invented the lithium ion battery, and his laboratory at the University of Texas. Goodenough is a pioneering legend in the industry, and his insight and advice into EnergyX's initiative of building next generation batteries is invaluable.

PROBLEM

Lithium is the most important element of a battery. High concentrations of lithium can be found in salt brines, which are extremely salty waters. However, the technology used to extract lithium from the water is **outdated and inefficient**.

Lithium is currently produced using massive evaporation ponds, like the one shown below. Using evaporation ponds to extract lithium creates **several major issues**:

- Production takes a long time, 18 months on average
- Extracts as little as 30% of total lithium from the salt brine
- High operational and labor expenses
- Harmful to surrounding environment and indigenous communities

At the same time, **global demand for lithium is growing fast**, as governments, companies, and people around the world adopt renewable technologies that require lithium ion batteries, like electric vehicles (EV's). Currently, 2 million EV's are sold annually. By 2040, 56 million EV's will be sold per year, a 2800% increase. In fact, **total demand for lithium will increase by over 500% in the coming years** (World Bank).

Problem



15 Square Miles of SQM Lithium Ponds in Atacama, Chile



> "We will not stop until every car on the road is electric.
>
> Elon Musk

— SOLUTION

So EnergyX built LiTAS™ to answer that demand.

LiTAS™ stand for "Lithium-ion Transport and Separation"

The LiTAS™ system is a form of Direct Lithium Extraction (DLE) technology that recovers up to 90% or 3x the amount of lithium as traditional evaporation ponds. Our technology also reduces production time to a matter of days and cuts costs. By creating a more cost-effective method of lithium production, we can reduce the cost of rechargeable batteries, electric vehicles, and other clean technologies.

Our LiTAS™ technology leverages a proprietary filtration system that is compatible with existing lithium producers and can hit recovery rates of 90%. We are also working on a Generation 2 that will completely replace existing technology, helping the world reach a more sustainable and efficient future.

Last, EnergyX is working on next generation battery technology with Dr. John Goodenough, the Nobel-winning inventor of the lithium-ion battery, that will someday potentially be able to charge a phone for over a week, or make a car last over 1000 miles.

Membrane module rack


ENERGYX



Bob Galyen
CTO, CATL

"We are transitioning away from fossil fuels in the era of electrification, and batteries are taking their place. EnergyX and their groundbreaking technology will be paramount in providing the lithium supply to these energy storage systems.

MARKET

THE LITHIUM AND BATTERY MARKET IS VERY, VERY BIG.

Global Energy Storage Demand



Global Energy Storage Demand
THE ENERGY STORAGE MARKET IS EXPECTED TO REACH $500+ BILLION BY THE 2030'S
E-Buses
Consumer Electronics
Stationary Storage
Commercial EVs
Passenger EVs
$ billions
550
500
450
400
350
300
250
200
150
100
50
0
2015
2020
2025
2030

Our technology addresses the **$112 Bn annual battery market**. In 15 years, the market is projected to reach $546 Bn. Currently, lithium-ion batteries dominate the sector, accounting for 70% of the global market. Additionally, electric vehicles are expected to have a large jump in popularity with 56 million per year, a 2800% increase in demand, by 2040. We expect that our technology could be instrumental in helping companies around the world meet the growing demand for lithium.

Plug-In EV Sales



Plug-In EV Sales
ELECTRIC VEHICLE CARS SALE ARE EXPLODING. TODAY THEY AT 2M ANNUAL, A 400% INCREASE SINCE 2015
Annual Sales
Total EV Fleet
2020
2030E
2040E
0
100M
200M
300M
400M
500M

BUSINESS MODEL

EnergyX is fundamentally a technology company that plans to generate revenue in two ways.

- Technology Licensing Fee for LiTAS™ (Annual Recurring Revenue)
- Product Sales and Initial Implementation (One Time Purchase Fee)

Our business model is to make money from every ton of lithium produced using our LiTAS technology. We plan to make up to $1000 for every ton. The reason we are able to command this is because we save our customers so much money. An easy way to think about it is this: If we save our customers $2000 of cost per ton of lithium they produce, we ask that they pay us 50% of that, or $1000 per ton of lithium.

To put this in perspective, by 2025 it is expected the global lithium demand will be 1.5 million. If we capture only 10% of the market and 1050,000 tons of production uses our technology, that equates to $1050 million in annual revenue if we receive $1000 per ton.

Business model



1
Develop sophisticated technology for direct lithium extraction and next-gen batteries cell architectures
2
Work with experienced manufacturing partners to build the technology at scale
3
Sell the hard goods to end user for a profit share with manufacturing partners (Revenue Stream 1)
4
License the technology IP to end users on an ongoing basis for an annual recurring technology stream per ton of lithium produced using LiTAS (Revenue Stream 2)

SUCCESS TO DATE

The company has made major progress in the following areas:

- **Product development:** We have achieved all technical milestones, and engineering of LiTAS is almost scaled to pilot plant stage. We plan to deploy multiple pilot plants into the field during 2021.
- **Go-To Market:** Identified the quickest path to market and implemented a licensing model to work with existing producers as opposed to reinventing the wheel.
- **Customer Traction:** Several of the top 10 lithium producers have engaged with EnergyX in testing agreements
- **Great Partnerships:** Top tier university and industry partners with 100+ years of experience in the field.
- **Intellectual property:** The company has developed a robust portfolio of patents and patent applications.
- **Growth Plans:** We have created short term and long terms goals including a 10 Year Master Plan. At the end of the day, we will become an extremely valuable company by creating technologies that move the renewable energy transition forward.

Product Development

Breakthrough Technology. EnergyX's LiTAS membrane technology, developed by a world leading scientist at the University of Texas Austin and Monash University in Melbourne, is a true technological breakthrough. This is the first membrane that can separate lithium from magnesium, calcium and other impurities with which it is normally found. We plan to deploy multiple pilot plants into the field in 2021.

Go-To Market

Smart Go-To-Market Strategy. We are looking to generate profit as quickly as possible. Lithium production is a massive, capital intensive industry with tens of billions in sunk costs. EnergyX doesn't try to replace that at one go. Instead, our lithium separation technology can be integrated into existing lithium production locations, increasing the amount of lithium recovered, while lowering costs. Eventually it may replace lithium extraction as we know it today. In the short term, it's a low-cost add-on, that increases lithium production at low cost.

Customer Traction

Early Customer Engagement. EnergyX has agreements to share actual lithium brines (the extremely salty water from which lithium is extracted) with some of the largest lithium companies in the world, including announcement Orocobre and several of the other top 10. We have processed that water and produced that lithium at lab scale. These customers represent the very largest lithium companies on earth, and are also working with major oil & gas companies looking to diversify and extract lithium.

Great Partnerships

Partnerships With Global Companies. EnergyX is deeply engaged with partner companies including Membrane Technology Research and a multi-billion-dollar water processing giant ($18B revenue / year), who can actually manufacture these membranes and the systems they go into at scale. These partners have agreed to, and are actively working on the manufacturing processes that EnergyX has designed.

Intellectual Property

Large Patent Portfolio. EnergyX is an energy technology company, so we take our patents and intellectual property very seriously. We already control and continue to grow a robust portfolio of intellectual property and patents / patent applications. We own the rights to a Perpetual & Exclusive license of 5 Fundamental Mixed-Matrix Membranes (MMM) and Metal Organic Framework (MOF) patents. This means that EnergyX is the only entity that can embed Metal Organic Frameworks into mixed-matrix membranes. EnergyX filed a patent for specifics of membrane separation process in lithium, and has drafted 5 more patents around lithium separation methods and battery components bringing our total to 11.

Growth Plans

We project significant growth along the rising demand of lithium both through existing producers and the development of new lithium miners. Current and future initiatives include:

- We plan to deploy 2-4 pilot plants into the field with partners in 2021.
- Commercialization for the burgeoning lithium market by the end of 2022 or early 2023.
- The ongoing improvement and optimization of our LiTAS technology to continue eliminating steps from the conventional production process, as well as decreasing operating expenses.
- The introduction of future planned generations of LiTAS technology
- Exploration of solid state battery technology using variants of EnergyX's core membrane and MOF nanoparticle technology.
- An innovative, stand-alone laboratory to undertake research and development into alternative, renewable energy technologies.

To read EnergyX's full 10-Year Master Plan go here.



Teague Egan
Founder & CEO of EnergyX

> **"My number one priority is to make a large return for our shareholders. I hope to create a relationship with each and every investor, and look forward to having you be a part of this exciting journey!**

WHY INVEST

At the end of the day, if you believe that the world is transitioning to a sustainable energy future, then join us and be part of the movement.

- Tesla is now more valuable than nearly every single auto manufacturer combined. The electric vehicles age is upon us.
- With millions of electric vehicles, comes billions of batteries, and tens of billions of pounds of lithium and other battery raw materials.

Invest to help us further develop our promising technology. The time is now.

FAQS

General FAQs

What is Energy Exploration Technologies?

When was EnergyX founded?

Why do we need EnergyX now?

How big is the EnergyX team?

Where does EnergyX have offices?

Does EnergyX have any partners?

How much funding has EnergyX received?

How is EnergyX different from current lithium producers?

Direct Lithium Extraction

How does EnergyX direct lithium extraction technology work?

What kind of membrane do you use?

How long does the EnergyX LiTAS system take?

How much energy does a LiTAS use?

Where will EnergyX systems get its power?

Lithium & Safety

What are the different types of sustainable energy?

What is lithium?

Where does lithium come from?

How is lithium used?

Are there different kinds of lithium?

How much does lithium cost?

Is lithium safe?

Timing & Costs

When will EnergyX be ready for market?

Where will the first EnergyX facility get built?

How much lithium will a facility produce?

How much will an EnergyX facility cost?

PRESS

EnergyX has been covered in the press over 100 times and featured by Forbes, BBC, Bloomberg, Chemical Engineer, Financial Times, and many more.

BBC

Forbes

BBC

...revolutionise battery technology

Forbes

Bloomberg

This Breakthrough Lithium Extraction Technology Could Accelerate The Sustainable Energy Transition

Bloomberg

Breakthrough Technique Could Produce Lithium in Hours Not Months

Mining

MINING.COM

Financial Times

FINANCIAL TIMES

...ote technology making lithium production more cost-effective

Nobel prize winning inventor of the lithium-ion battery has his eyes set on the next big breakthrough in energy storage

USE OF PROCEEDS

If the offering's maximum Reg CF allocation of $1,069,998 is raised:

Use	Value	% of Proceeds
Pilot Plants	$550,000	51.4%
Intellectual Property	$150,000	14.0%
Battery Design	$65,000	6.1%
Payroll	$150,000	14.0%
Legal	$52,500	4.9%
Accounting/Admin	$25,068	2.3%
Marketing	$25,000	2.3%
Intermediary fees	$52,430	4.9%

If the offering's maximum amount of $3,069,997 across Reg. CF and Reg. D is raised:

Use	Value	% of Proceeds
Pilot Plants	$1,540,000	50.2%
Intellectual Property	$340,000	11.1%
Battery Design	$350,000	11.4%
Payroll	$550,000	17.9%
Legal	$60,000	2.0%
Accounting/Admin	$29,567	1.0%
Marketing	$50,000	1.6%
Intermediary fees	$150,430	4.9%

TERMS

This is a side-by-side offering of Common Stock, under registration exemptions 4(a)(6) and 506(c), in Energy Exploration Technologies, Inc., doing business as EnergyX. Up to $1,069,998.30 may be raised under the 4(a)(6) exemption. Netcapital will determine which exemption applies to your investment and notify you before you complete your investment.

The amount raised under the two exemptions must total at least $10,000 by January 10, 2021 at 11:59pm ET. If the total doesn't reach its *target*, then your money will be refunded. EnergyX may issue additional securities to raise up to $3,069,997, the offering's *maximum*.

$0 raised

$10,000 minimum

If the side-by-side offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

11,670,330 shares
× $4.90 per share

$57,184,617 implied valuation

FINANCIALS

EnergyX's official name is Energy Exploration Technologies, Inc., so that's the name that appears in the statements below.

These financial statements have been audited by an independent Certified Public Accountant.

CPA audit report

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemptions 4(a)(6) and 506(c) of the Securities Act of 1933. Similar information is sometimes offered in a Private Placement Memorandum for 506(c) offerings.

Latest offering statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

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UPDATES

Nov 10, 2020 • Primary offering of 626,530 shares at $4.90

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